FOR FURTHER INFORMATION:

                                   Stan Lampe  (Ashland)
                                   (606) 329-4061


                                   FOR IMMEDIATE RELEASE
                                   July 1, 1997


Sale of Blazer Energy domestic
E & P holdings finalized

     Ashland, Ky. - Ashland Inc. (NYSE: ASH) announced today the completion of the sale of Blazer Energy Corporation, its domestic exploration and production subsidiary. Statoil, a Norwegian energy company, has purchased the Blazer Energy stock through its U.S. energy management subsidiary, The Eastern Group, Inc.
     Terms of the transaction remain unchanged, with the holdings valued at $566 million.
     "We are very pleased with this transaction," said Paul W. Chellgren, chairman and chief executive officer, Ashland Inc. "First, Statoil is a quality company. Secondly, this purchase has been closed with great speed. Finally, the sale is very straight-forward, as it is a cash for stock deal with our domestic exploration and production assets being sold to Statoil."
     The potential stock sale was first announced on May 21, when Ashland Inc. and Statoil jointly signed a definitive purchase and sale agreement, subject to the approvals of Statoil's Supervisory Board and federal government regulatory authorities.
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal, and highway construction. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline -R- motor oils, Zerex -R-antifreeze and Pyroil -R- Performance Products automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica -R- and Ashland -R- brand names.
     Ashiand's Internet address is http://www.ashland.com

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